Exhibit 3.6

State of Delaware Secretary of State Division of Corporations Delivered 02:44 PM 08/18/2006 FILED 02:39 PM 08/18/2006 SRV 060775230 — 3637361 FILA

CERTIFICATE OF MERGER
MERGING
ONCURE ACQUISITION SUB, INC.
WITH AND INTO
ONCURE MEDICAL CORP.

Pursuant to Section 251 of the General Corporation Law of
the State of Delaware

OnCURE Medical Corp.  does hereby certify as follows:

FIRST:                   That the constituent corporations OnCure Acquisition Sub, Inc. (“Acquisition Sub”) and OnCURE Medical Corp. (the “Company”) were incorporated pursuant to the Delaware General Corporation Law (the “DGCL”).

SECOND:             That an Agreement and Plan of Merger (the “Merger Agreement”), setting forth the terms and conditions of the merger of Acquisition Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the DGCL.

THIRD:                  That the Company shall be the surviving corporation after the Merger (the “Surviving Corporation”).  The name of the Surviving Corporation shall be OnCURE Medical Corp.

FOURTH:              The Certificate of Incorporation of the Company as in effect immediately prior to the Merger shall be amended and restated as set forth in Exhibit A hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until further amended pursuant to the laws of the State of Delaware.

FIFTH:                   That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

OnCURE Medical Corp.
610 Newport Center Drive, Suite 350
Newport Beach, CA 92660

SIXTH:                  That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH:            That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed in its corporate name as of this 18th day of August, 2006.

ONCURE MEDICAL CORP.

By:	/s/ Richard N. Zehner
Name:	Richard N. Zehner
Title:	Chief Executive Officer

EXHIBIT A

ONCURE MEDICAL CORP.

AMENDED AM-RESTATED CERTIFICATE OF INCORPORATION

OnCURE Medical Corp., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is OnCURE Medical Corp., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 18, 2003.

The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the Delaware General Corporation Law, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 18th day of August, 2006.

ONCURE MEDICAL CORP.

By:	/s/ Richard N. Zehner
Name:	Richard N. Zehner
Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ONCURE MEDICAL CORP.

ARTICLE I

The name of the corporation is OnCIJRE Medical Corp. (the “Corporation”).

ARTICLE II

The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is One Hundred (100), all of which shall be Common Stock, $0.001 par value per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided, however; that to the extent required by the provisions of.  Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or any successor statute, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when this Article VII becomes effective.  If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this Article VII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing as of the time of such repeal or modification.

ARTICLE VIII

(a)           Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance.  The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that if the DGCL so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this Article VIII or otherwise.

(b)           Nonexclusivity.  The rights of indemnification provided in this Article VIII shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.  Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall be applied to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

(c)           Insurance.  The Corporation may purchase and maintain insurance to protect any persons against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article VIII or otherwise.  The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein.